                                                                    Exhibit 99.1

                                [ASHWORTH LOGO]

                                Contact: Randall L. Herrel, Sr. - Chairman & CEO
                                (760) 929-6142
                                Terence Tsang - EVP & COO/CFO
                                (760) 929-4611

                                Investor Relations:  James K. White
                                Kehoe, White & Company, Inc
                                (562) 437-0655


                ASHWORTH, INC. REPORTS FISCAL 2004 FIRST QUARTER
                                FINANCIAL RESULTS


CARLSBAD, CALIFORNIA, March 4, 2004 - Ashworth, Inc. (NASDAQ: ASHW), a leading designer of sportswear and golf apparel, today announced financial results for the first quarter ended January 31, 2004, as compared to the first quarter ended January 31, 2003. In addition, the Company reported that it had received a strong response to the new Ashworth(R) and Callaway Golf(R) apparel lines during the recent PGA Show in Orlando and Market Week in New York.

Consolidated net revenue for the first quarter of 2004 increased 2.6% to $27.3 million as compared to $26.6 million for the first quarter of 2003. The Company reported consolidated first quarter net income increased to $134,000, or $0.01 per diluted share, compared to net income of $106,000, or $0.01 per diluted share, for the same quarter of the prior year. Net revenue for the domestic segment decreased 2.5% to $23.0 million from $23.6 million for the same period of the prior year. Net revenue from the international segment increased 43.3% to $4.3 million from $3.0 million for the same period of the prior year. Currency fluctuations had a favorable impact on fiscal 2004 first quarter net revenues of $0.4 million. First quarter revenue from Ashworth branded merchandise increased 3.1% to $21.2 million and revenue from Callaway Golf apparel increased 2.3% to $6.1 million for the quarter.

Randall L. Herrel, Sr., Chairman and Chief Executive Officer, stated, "We are pleased to report first quarter revenues and net income met management's expectations. This performance is notable in light of the generally weak industry environment during the period. We believe these favorable results are due in part to our multi-brand, multi-channel business strategy, which was fully implemented in fiscal 2003. During the first quarter of 2004, the Company's revenues grew in our retail, corporate and international distribution channels but decreased in our golf and off-course specialty channel as compared to the first quarter of 2003. Net revenues for the first quarter fiscal 2004 compared to first quarter fiscal 2003 were up 88.6% for our retail channel, up 5.9% for our corporate channel and up 43.3% for our international segment but down 13.0% for our core golf and off-course specialty channel. While the number of accounts shipped in the fiscal 2004 first quarter was up from the same period in fiscal 2003, the primary reason for the decline in net revenues from our core golf and off-course specialty channel was the decrease in average order size due to what we believe is the overall weakness in the golf industry."


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In reviewing the Company's financial position, Terence Tsang, Chief Operating
Officer and Chief Financial Officer, stated, "Our gross margins increased 160 basis points to 39.1% for the first quarter of fiscal 2004, due primarily to our continuing initiative to improve sourcing as well as a more favorable product sales mix.

Mr. Tsang continued, "Our balance sheet continues to strengthen as we manage our working capital and seek to optimize our financial leverage. Net accounts receivable decreased 2.9% over the prior year while net revenues increased 2.6% for the first quarter. Our inventory increased 0.8% to $53.1 million as of January 31, 2004 as compared to $52.7 million as of January 31, 2003 and is in line with the increase in net revenues. Finally, we utilized our positive cash flow to reduce our total debt by 68.0% to $6.6 million from $20.6 million as of January 31, 2004 and 2003, respectively."

The Company also reiterated and maintained its revenue guidance for fiscal 2004. Based on current information, the Company expects consolidated net revenues for fiscal 2004 of $155.0 million to $162.0 million and earnings of $0.71 to $0.77 per diluted share. This guidance includes an expected gain of approximately $1.6 million or $0.12 per diluted share on sale of the distribution center buildings in Carlsbad, California.

Based on current business trends the Company expects fiscal 2004 second quarter net revenues of $54 million to $57 million and earnings of $0.45 to $0.48 per diluted share with the inclusion of the gain on sale of the distribution center buildings noted above. The Company currently expects to report fiscal 2004 second quarter results on Thursday, June 10th at market close.

Mr. Herrel concluded, "Though we remain prudently conservative in our guidance due to the uncertainty of the economy as well as challenges in the golf industry, we continue to be optimistic about the future of Ashworth. In 2004, we have two strong brands to grow our business and we are encouraged by recent strong results in the department store channel. As evidenced by our positive operating results starting in the fourth quarter of fiscal 2002 and continuing into fiscal 2004, our new business model, which includes multi-brand and multi-channel strategies, is a key driver of this success."

Investors and all others are invited to listen to a conference call discussing first quarter results and fiscal 2004 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.ashworthinc.com. An online replay will be available until March 12, 2004. Additionally, a 48-hour telephone replay will be accessible by calling (877) 519-4471 for domestic callers and
(973) 341-3080 for international callers; conference ID# 4540419.




ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in any


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climatic condition. Callaway Golf is a trademark of Callaway Golf Company.
Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2003 and Form 10-Q's filed thereafter.

                                 (tables follow)


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
ASHWORTH, INC.
Consolidated Statements of Income
First Quarter ended January 31, 2004 and 2003
(Unaudited)                                                         Summary of
                                                               Results of Operations
                                                               2004            2003
                                                           ------------    ------------
First Quarter
------------
Net Revenue                                                $ 27,338,000    $ 26,563,000
Cost of Sales                                                16,647,000      16,596,000
                                                           ------------    ------------
    Gross Profit                                             10,691,000       9,967,000
Selling, General and Administrative Expenses                 10,405,000       9,682,000
                                                           ------------    ------------
Income from Operations                                          286,000         285,000
Other Income (Expense):
    Interest Income                                              21,000          10,000
    Interest Expense                                           (169,000)       (192,000)
    Other Income, net                                            85,000          73,000
                                                           ------------    ------------
    Total Other Expense, net                                    (63,000)       (109,000)

Income Before Provision for Income Tax Expense                  223,000         176,000
Provision for Income Tax Expense                                (89,000)        (70,000)
                                                           ------------    ------------
    Net Income                                             $    134,000    $    106,000
                                                           ============    ============

Income Per Share - BASIC                                   $       0.01    $       0.01
Weighted Average Common Shares Outstanding                   13,302,000      12,952,000
                                                           ============    ============

Income Per Share - DILUTED                                 $       0.01    $       0.01
Adjusted Weighted Average Shares and Assumed Conversions     13,644,000      13,080,000
                                                           ============    ============


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
ASHWORTH, INC.
Consolidated Balance Sheets
As of January 31, 2004 and 2003
(Unaudited)
                                                            January 31,     January 31,
ASSETS                                                         2004           2003
------                                                      ------------   ------------

CURRENT ASSETS
   Cash and Cash Equivalents                                $  3,831,000   $    881,000
   Accounts Receivable-Trade, net                             27,442,000     28,268,000
   Inventories, net                                           53,070,000     52,730,000
   Other Current Assets                                        8,761,000      9,795,000
                                                            ------------   ------------
     Total Current Assets                                     93,104,000     91,674,000

Property and Equipment, net                                   17,682,000     17,539,000
    Other Assets, net                                          1,634,000        831,000
                                                            ------------   ------------
                         Total Assets                       $112,420,000   $110,044,000
                                                            ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
   Notes Payable                                            $  3,800,000   $ 17,320,000
   Current Portion of Long-Term Debt                             289,000        420,000
   Accounts Payable - Trade                                   10,103,000      6,233,000
   Other Current Liabilities                                   4,123,000      3,225,000
                                                            ------------   ------------
     Total Current Liabilities                                18,315,000     27,198,000

Long-Term Debt                                                 2,560,000      2,848,000
Other Long-Term Liabilities                                    1,279,000      1,553,000
Stockholders' Equity                                          90,266,000     78,445,000
                                                            ------------   ------------
          Total Liabilities and Stockholders' Equity        $112,420,000   $110,044,000
                                                            ============   ============



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